FOR IMMEDIATE RELEASE                  Contact: Warren P. Levy, Ph.D., President
                                                Unigene Laboratories, Inc.
                                                973/882-0860

                                                Thomas Redington
                                                203/222-7399
                                                212/926-1733



                      UNIGENE RECEIVES FIRST PAYMENTS FROM
                     WARNER-LAMBERT FOR OSTEOPOROSIS PRODUCT



         Fairfield, NJ, August 4, 1997 -- Unigene Laboratories, Inc. (Nasdaq:UGNE) announced the receipt of $6 million from Warner-Lambert Company pursuant to the terms of its licensing agreement for oral calcitonin for treating osteoporosis. Under the terms of the License Agreement, Unigene also is entitled to receive milestone payments of an additional $48.5 million, of which $15.5 million would be received prior to the commencement of Phase I studies in the U.S., as well as revenue from the sale of raw material to Warner-Lambert and royalties on product sales by Warner-Lambert. Unigene has retained the right to license injectable and nasal formulations of calcitonin on a worldwide basis.

         "Based upon calcitonin's superior safety record during the past 25 years and its effectiveness in treating osteoporosis and bone pain, injectable and nasal calcitonin products currently enjoy sales in excess of $700 million. We believe that our oral calcitonin product could generate sales that meet or exceed the projections of other leading osteoporosis products", commented Dr. Warren Levy, President of Unigene. "If our oral calcitonin product reaches its full potential Unigene could realize peak year revenue from raw material supply and royalties that exceed $200 million. Given the remarkable efficiency of our manufacturing process and the effectiveness of our oral delivery technology, we believe that our oral calcitonin product could be launched early in the next decade at a price that will be competitive with other osteoporosis products."

         Unigene Laboratories, Inc. has developed proprietary technologies for manufacturing amidated peptide hormones and delivering them orally. The Company is currently producing FORTICAL(R) (recombinant salmon calcitonin) in compliance with the FDA's Good Manufacturing Practice guidelines at its manufacturing facility in Boonton, N.J.

         Parke-Davis, a division of Warner-Lambert Company, is devoted to discovering, developing, manufacturing and marketing quality pharmaceutical products. Its central research focus is on heart disease, diabetes, anti-infectives, central nervous system, and women's healthcare. Warner-Lambert is a worldwide company employing approximately 40,000 people, and along with Parke-Davis is headquartered in Morris Plains, N.J.

         Except for historical information, the statements made herein are forward looking statements involving risks and uncertainties. These risks and uncertainties, including those relating to the timing or successful completion of the Company's product commercialization activities, are detailed in the Company's filings with the Securities and Exchange Commission.



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